Exhibit 99.1

Radiant Announces Certain

Organizational CHanges

BELLEVUE, Wash., June 20, 2016 – Radiant Logistics, Inc. (NYSE MKT: RLGT), a third party logistics and multimodal transportation services company, today announced that Joe Bento, Radiant's Senior Vice President of Operations, will succeed Mr. Stegemoller as Chief Operating Officer of the Company's freight forwarding operations effective June 30, 2016. In addition, the Company also announced the appointment of Arnie Goldstein to the newly created position of Chief Commercial Officer. Mr. Goldstein currently serves as the Chief Operating Officer for Service By Air, Inc. ("SBA"), which Radiant acquired in June of 2015, and he will continue in this dual role as the SBA network is fully integrated into Radiant's back-office operations. Tim Boyce continues as the Chief Operating Officer of the Company's brokerage operations. Mr. Bento, Mr. Goldstein and Mr. Boyce each report to the Company's founder and CEO, Bohn Crain.

"Dan has served as the COO of our freight forwarding operations since Radiant's platform acquisition of Airgroup back in 2006. His guidance, leadership and expertise have been instrumental to building the organization we enjoy today," said Bohn Crain, Founder and CEO. "Dan is also a good friend that I could always count on to help make Radiant a success. Although I am sad to see him leave, I am happy he is taking time for himself and his family."

"I feel fortunate to have had the opportunity to be a part of the tremendous success of Radiant for the last 12 years," said Dan Stegemoller. "All the support that I have received from each and every one of our employees and operating partners will never be forgotten. The personal reward of having worked with true professionals at every level is a blessing that few leaders are given. After much thought, my wife and I have decided to move on to our next venture."

As the Chief Operating Officer for the Company's freight forwarding operations, Mr. Bento brings over 25 years of progressive sales and operations experience. Prior to joining Radiant, Mr. Bento was the Chief Sales Officer for SEKO Logistics where he was responsible for driving its global expansion as well as its sales development throughout North America. In addition, Mr. Bento served in a number of officer and executive level roles at Eagle Global Logistics ("EGL"), and later CEVA Logistics ("CEVA"), for over 15 years where he held the positions of President of Global Freight Management, President for the Americas Region, and then as Executive Vice President. Prior to EGL's acquisition by CEVA, Mr. Bento also served as President North America and Chief Marketing Officer. In his new role, Mr. Bento will be responsible for the oversight of the Company's domestic and international freight forwarding operations across North America.

As Chief Commercial Officer, Mr. Goldstein brings over 30 years of progressive sales and operational experience in the logistics industry at Hellmann, Pacer, Wilson UTC and Danzas/AEI. In his new role, Mr. Goldstein will be responsible for driving organic growth across the entire Radiant organization, and supporting all of the network brands in their efforts to grow. Critical initiatives include: (i) oversight of the Company's freight forwarding product management group, including its domestic, international and customs brokerage offerings; (ii) the launch of a supply chain solutions group organized around key industry verticals; and (iii) a focus on driving cross sales opportunities within Radiant's legacy US-based freight forwarding operations along with the Company's more recently acquired truck and rail brokerage operations.

"We are delighted to have Joe and Arnie, with over 50 years in combined industry experience, working in these key leadership positions moving forward," said Bohn Crain, Founder and CEO. "This was a natural progression for us as we continue to evolve our leadership team to keep pace with our expanding business. I am confident that both Joe and Arnie will make an immediate positive impact in both the on-going support and future growth of our network in these new roles."

About Radiant Logistics (NYSE MKT: RLGT)

Radiant Logistics, Inc. (www.radiantdelivers.com) is a comprehensive North American provider of third party logistics and multimodal transportation services delivering advanced supply chain solutions through a network of company-owned and strategic operating partner locations across North America. The Company operates under the Radiant, Wheels, Airgroup, Adcom, Distribution By Air and Service By Air brands providing domestic and international freight forwarding services, truck and rail brokerage services and other value-added supply chain management services, including customs brokerage, order fulfillment, inventory management and warehousing to a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.